Exhibit 10.14

NORCRAFT HOLDINGS, L.P.

NORCRAFT COMPANIES, L.P.

3020 DENMARK AVENUE, SUITE 100

EAGAN, MINNESOTA 55121

October 21, 2003

Saunders Karp & Megrue, LLC

262 Harbor Drive

Stamford, Connecticut 06802

Trimaran Fund Management, L.L.C.

425 Lexington Ave, 3rd Floor

New York, New York 10017

Re:    Management and Monitoring Agreement

Ladies and Gentlemen:

This letter confirms our understanding that Norcraft Holdings, L.P., a Delaware limited partnership (“Holdings”), and Norcraft Companies, L.P., a Delaware limited partnership (“Norcraft,” and together with Holdings, the “Companies”), have engaged each of Saunders, Karp & Megrue, LLC (“SKM”) and Trimaran Fund Management, L.L.C. (“Trimaran” and collectively with SKM, the “Managing Parties”) to provide management and monitoring services to the Companies upon the request of the Companies from time to time. These services are to be provided severally in respect of each of SKM and Trimaranin connection with ongoing business and financial matters, including general management and monitoring services, monitoring of operating and cash flow requirements, monitoring of corporate liquidity and other ordinary and necessary corporate finance concerns (including acquisition, advisory and finance matters and any public or private offering of securities).

In consideration for the agreement of each of the Managing Parties to provide such management and monitoring services, the Companies agree to pay the Managing Parties an aggregate annual fee of $1,000,000 (the “Monitoring Fee”), payable quarterly in advance, with the first payment (pro-rated for the number of days remaining in the fourth fiscal quarter of 2003) due on the date of the Closing, as that term is defined in the Unit Purchase Agreement dated as of August 29, 2003, as amended (the “Purchase Agreement”), by and among Norcraft, Holdings and the former unitholders of Norcraft. Each payment of the Monitoring Fee thereafter shall be due on the first day of each fiscal quarter of the Companies. When payable, the Monitoring Fee shall be paid in the ratio of 66 2/3% to SKM and 33 1/3% to Trimaran.

The Monitoring Fee is for management and monitoring services to be rendered by the Managing Parties and its employees and partners and affiliates and not for any such services to be rendered by any other person. Any additional services to be provided by the Managing Parties, and any additional fee therefor, will be agreed to in writing by the Companies and such parties. Any such fees, including those in connection with additional financings of, or subsequent acquisitions by, any of the Companies, will be in an amount which the Companies would be reasonably expected to negotiate in an arms-length transaction.

In addition, the Companies agree to reimburse the Managing Parties promptly upon request from time to time for all reasonable out-of-pocket expenses incurred by the Managing Parties in connection with the services to be rendered by the Managing Parties pursuant to its engagement hereunder (including, without limitation, the fees and disbursements of counsel and accountants and other fees and disbursements incurred in connection with its engagement). The Companies also agree to (i) pay the Managing Parties, on the date of the Closing, a transaction fee in the amount equal to $3,300,000 in connection with the structuring of the senior financing for the transactions contemplated by the Purchase Agreement, payable in the ratio of $2,475,000 to SKM and $825,000 to Trimaran, and (ii) reimburse the Managing Parties and their respective affiliates on the date of the Closing or thereafter for all reasonable out-of-pocket expenses incurred by the Managing Parties and their respective affiliates in connection with the transactions contemplated by the Purchase Agreement (including, without limitation, the fees and disbursements of counsel and accountants and other fees and disbursements incurred in connection with the Purchase Agreement and the other transactions contemplated thereby).

Each Managing Party hereby acknowledges that none of the persons designated from time to time by it or any of its affiliates to serve as a member of the board of managers of the general partner of Norcraft or Holdings will be entitled to any annual fee or attendance fee for attending meetings of the board of managers of the general partner of Norcraft or of Holdings, other than reasonable out-of-pocket expenses incurred in attending such board meetings.

The Companies also agree to indemnify the Managing Parties and certain other persons and to limit the liability of the Managing Parties and such other persons as set forth in Schedule I hereto, which Schedule constitutes an integral part hereof. The agreements contained or referred to in this paragraph will survive any termination of this letter agreement.

Except for the provisions of the immediately preceding paragraph and Schedule I hereto (which will survive termination of this letter agreement), this letter agreement will terminate as to SKM and Trimaran, as the case may be, when it and the respective affiliates of such Managing Party, collectively hold less than 10% of the Class A units of Holdings (the “Class A Units”) held by such Managing Party, its affiliates or entities controlled by it immediately after the Closing (as defined in the Purchase Agreement), including securities that may be issued in exchange or in substitution for such Class A Units.

All payment and other obligations of the Companies under this letter agreement shall be joint and several obligations of each of the Companies. This letter constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and will not be amended except in writing by the parties hereto. This letter agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

No party hereto may assign any obligations hereunder to any other party without the prior written consent of the other parties (which consent shall not be unreasonably withheld); provided, that each of SKM and Trimaran may, without the consent of the Companies or the other Managing Party, assign its rights hereunder to any of its affiliates.

If the foregoing accurately describes our agreement with respect to the foregoing, please so indicate by signing this letter in the space indicated below.

Very truly yours,

NORCRAFT COMPANIES, L.P.

By: NORCRAFT GP, L.L.C., its general partner

By:	/s/ Leigh Ginter

Name: Leigh Ginter
Title: Authorized Person

NORCRAFT HOLDINGS, L.P.

By: NORCRAFT GP, L.L.C., its general partner

By:	/s/ Leigh Ginter

Name: Leigh Ginter
Title: Authorized Person

The foregoing is hereby
agreed to and accepted:

SAUNDERS KARP & MEGRUE, LLC

By:	/s/ Christopher Reilly

A duly authorized signatory

TRIMARAN FUND MANAGEMENT, L.L.C.

By:	/s/ Michael Maselli

A duly authorized signatory

[Signature Page to Management and Monitoring Agreement]

SCHEDULE I

Capitalized terms used in this Schedule I are used herein with the same meanings assigned to such terms in the letter agreement to which this Schedule I is attached and forms a part of (the “Agreement”).

Each of the Companies agrees, jointly and severally, to indemnify and hold harmless each Managing Party, its direct and indirect members, partners, affiliates, directors, managers, advisory board members, officers, fiduciaries, employees, advisors, attorneys, agents and representatives and each of the direct and indirect members, partners, shareholders, affiliates, directors, managers, advisory board members, officers, fiduciaries, employees, advisors, attorneys, agents and representatives of each of the foregoing (with respect to each Managing Party, each such group, is a “Managing Party Group”) from and against any claims, liabilities, damages, losses and expenses, including reasonable fees and expenses of counsel, arising out of or in connection with the services rendered by the Managing Parties or any member of a Managing Party Group pursuant to the Agreement, and will reimburse each Managing Party Group for all such fees and expenses, including the reasonable fees and expenses of counsel, as they are incurred by any member of a Managing Party Group in connection with pending or threatened litigation whether or not any member of such Managing Party Group is a party thereto. The Companies will not, however, with respect to each Managing Party Group, be responsible for any claims, liabilities, damages, losses or expenses to the extent that such claims, liabilities, damages, losses or expenses are finally determined by judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of any member of such Managing Party Group. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each of the Companies hereby agrees to make the maximum contribution to the payment and satisfaction of each of the claims, liabilities, damages, losses and expenses described above which is permissible under applicable law. The foregoing agreements will be in addition to any rights that the Managing Party Groups may have at common law or otherwise.

Notwithstanding anything else contained herein, the Companies also agree that each Managing Party Group will have no liability to either of the Companies (or any other party) in connection with the services rendered pursuant to the Agreement (whether in tort, contract or otherwise) for claims, liabilities, damages, losses or expenses unless, and only to the extent, such claims, liabilities, damages, losses or expenses are finally determined by judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of a member of such Managing Party Group.

If indemnification is to be sought hereunder by a member of a Managing Party Group, then such member will notify the Companies of the commencement of any action or proceeding in respect thereof; provided, however, that the failure to so notify the Companies will not relieve the Companies from any liability that they may otherwise have to such indemnified person, except to the extent the Companies shall have been materially prejudiced by such failure. Following such notification, the Companies may elect in writing to assume the defense of such action or proceedings, and upon such election they will not be liable for any legal costs subsequently incurred by such member (other than reasonable costs of investigation) in connection therewith, unless (i) the Companies fail to provide counsel reasonably satisfactory to such member in a timely manner, (ii) the Companies fail to conduct such defense diligently and responsibly, or (iii) counsel to such member determines that representation of such member or other members of the Managing Party Group, as applicable, by counsel for the Companies would involve a conflict of interest or that any of such members have a separate and conflicting defense. In any litigation or proceeding, the Companies will not be responsible for the fees and expenses of more than one counsel for all members of a Managing Party Group claiming indemnification hereunder in any one jurisdiction, unless any of such members has a separate and conflicting defense with regard to such litigation or proceedings, as reasonably determined by the counsel for such member. The Companies will not be liable for any settlement of any litigation or proceeding effected without their prior written consent, which consent will not be unreasonably withheld. Should the Companies assume the defense of any action, the Companies will not, without the prior written consent of the members of each Managing Party Group named in any such litigation or proceeding, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate such action if such settlement, compromise, consent or termination imposes obligations on any member of a Managing Party Group (through injunctive relief or otherwise) other than the payment of money for which such member has been fully and irrevocably indemnified by the Companies hereunder.